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                                                                     EXHIBIT 8.1


                      [Letterhead of Schiff Hardin & Waite]




                                 August 24, 2000


Anixter International, Inc.
4711 Golf Road
Skokie, Illinois 60076


Dear Ladies and Gentlemen:

         We have acted as special counsel to Anixter International Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration under the Securities Act of $792,000,000 aggregate principal amount at maturity of the Company's Liquid Yield Option Notes due 2020 (Zero Coupon - Senior) (the "LYONs") which are convertible from time to time into up to 5,908,558 shares of the Company's Common Stock, par value $0.01 per share.

         In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

         Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

         Based on the foregoing, the information in the Registration Statement under the caption "Federal Income Tax Considerations," subject to the qualifications set forth therein, to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, fairly presents in all material respects the principal United States federal income tax consequences of an investment in the LYONs.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.


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Anixter International, Inc.
August 23, 2000
Page 2


                                                      Very truly yours,


                                                      SCHIFF HARDIN & WAITE



                                                      By:  /s/ Robert Kolek
                                                         -----------------------
                                                             Robert Kolek